UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 31, 2005

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6430 S. Fiddlers Green Circle, Suite 225

Greenwood Village, Colorado 80111

(Address of Principal Executive Offices)

(303) 220-7990

Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.06 and 8.01.

Late 10-K Filing

Crown Media Holdings, Inc. previously announced that it had filed a Form 12b–25 with the Securities and Exchange Commission, which extended the deadline for filing its Form 10-K by 15 days to March 31, 2005.  However, because of the additional time required to complete its financial statements, the Company will not file its Form 10-K for its 2004 year by March 31, 2005 and will file the Form 10-K late.  One factor contributing to the delay is ongoing consideration of the valuation of the film assets.  The Company is determined to file its 2004 Form 10-K as promptly as possible.

The timing of the filing will also be affected by the need to complete management’s assessment of internal controls over financial reporting and the related independent registered public accounting firm’s report in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  The Company is no longer able to take advantage of an extension for such control assessment and reports due to the lack of a timely filing of its 2004 Form 10-K.

Impairment

During the fourth quarter of 2004, the Company received a revised offer letter for the sale of the international operations including its international rights to the film library.  As in the third quarter of 2004, the Company is conducting a separate valuation of the international channel operations and the international rights to the film library. Based on these relative fair values, the Company will allocate the offer price to these asset groups.  Currently the Company is anticipating a non-cash impairment charge of approximately $70 million in the fourth quarter of 2004 for films where the estimated fair value is less than the carrying value.

The Company is performing an evaluation of the recoverability of the carrying value of the property and equipment, subtitling and dubbing and certain other long-lived assets.  Based on this analysis, the Company determined that such assets were impaired at December 31, 2004, and anticipates recording a non-cash impairment charge of approximately $7.0 million.

As of the date of this Report, the Company is continuing to review matters regarding its financial statements.  The Company has also not made a final conclusion as to the impairments described above or the amounts of such impairments.  Accordingly, the above information on impairments of assets as of December 31, 2004 is preliminary until the financial statements for 2004 are finalized.  As such, additional changes or adjustments could arise.

Material Weaknesses

In connection with the audit of the Company’s financial statements as of and for the year ended December 31, 2004, the Company has identified deficiencies in our internal control over financial reporting that the Company deems to be material weaknesses as described below:

•      A material weakness related to a lack of sufficient expertise to properly account for non-routine and complex transactions and a lack of timely review of significant non-routine and complex transactions and related accounting entries.  The deficiencies resulted in revisions in internal pricing of our film library assets utilized on our own networks, modifications of accounting related to the anticipated sale of our international operations, and reclassification of certain balance sheet accounts.

•      A material weakness related to a lack of timely review of significant calculations, methodology and assumptions in our internal film library valuation and related impairment analysis.  The deficiencies resulted in a decrease in the film library valuation and a corresponding increase in an impairment charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	April 1, 2005	By	/s/ William J. Aliber
William J. Aliber
Executive Vice President and Chief Financial Officer